Mail Stop 3561

								November 22, 2005


By U.S. Mail and Facsimile [ (972) 732 - 6440 ]

Mr. Willard G. McAndrew, III
  Chairman of the Board and Chief Executive Officer
ENERGY & ENGINE TECHNOLOGY CORPORATION
5308 West Plano Parkway
Plano, Texas  75093

	Re:	Energy & Engine Technology Corporation
Form 10-KSB for the fiscal year ended December 31, 2004
		File No. 0-32129

Dear Mr. McAndrew:

	We have completed our review of your Form 10-KSB and have no further comments at this time.

								Sincerely,



								David R. Humphrey
								Accounting Branch Chief

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